Exhibit 99.1

CONTACT: Lynx Therapeutics, Inc. Kevin P. Corcoran Chief Executive Officer 510/670-9300	Investor Contact: Lippert/Heilshorn & Associates Jody Cain (jcain@lhai.com) Bruce Voss (bvoss@lhai.com) 310/691-7100

LYNX REPORTS 2004 THIRD QUARTER FINANCIAL RESULTS

- Conference Call to Begin at 5:00 p.m. ET Today -

HAYWARD, Calif. (November 15, 2004) — Lynx Therapeutics, Inc. (Nasdaq: LYNX) today reported financial results for the three and nine months ended September 30, 2004. Lynx reported net revenues for the third quarter of 2004 of $1.6 million, compared to net revenues of $8.3 million for the third quarter of 2003. Lynx reported a net loss of $4.3 million, or $0.57 per share, for the quarter ended September 30, 2004, compared with net income of $1.8 million, or $0.38 cents per diluted share, for the same period in 2003. Lynx reported a loss from operations of $4.3 million for the 2004 third quarter, compared with income from operations of $2.4 million for the 2003 third quarter.

For the nine months ended September 30, 2004 net revenues totaled $4.6 million, compared with $16.1 million for the comparable period in 2003. Loss from operations for the first three quarters of 2004 was $12.2 million, compared with $2.5 million for the comparable period of 2003. For the first three quarters of 2004, Lynx reported a net loss of $12.1 million, or $1.70 per share, versus a net loss of $5.0 million, or $1.07 per share, for the first nine months of 2003.

The decrease in technology access and service fee revenues for the nine months ended September 30, 2004 compared with the comparable period in 2003 was due to full recognition of previously deferred technology access fee revenue of $7.0 million in 2003, for which there was no corresponding amount in 2004, and a decrease in fees charged per MPSS experiment. The decrease in other revenues for the nine months ended September 30, 2004 compared with the comparable period in 2003 was due to the sale of MPSS instruments to Takara in 2003 for which there was no corresponding amount in 2004. The instrument sales were related to an amendment of the existing collaboration agreement between Lynx and Takara. Excluding deferred revenue and technology access fees, service fee revenue for the nine months ended September 30, 2004 totalled $3.9 million, compared with $3.8 million for the comparable period in 2003.

“While we have continued to fulfill our existing service contracts with our customer base, and we are committed to continue to do so, our organization is increasingly focused on the opportunities related to the proposed business combination with Solexa,” said Kevin Corcoran, Lynx’s president and chief executive officer. “The employees and management teams of both companies have been working diligently on the technology development strategy to introduce a commercial product in 2005 and build a leading company in DNA sequencing technologies. The Lynx board of directors has carefully reviewed the transaction, and believes that Lynx stockholders will benefit as a result of the proposed business combination with Solexa, including an accelerated ability to commercialize our technology and the interest from existing and new investors in providing capital to finance the combination.”

On October 29, 2004 Lynx filed a Registration Statement on Form S-4 regarding the proposed transaction with Solexa and other matters with the Securities and Exchange Commission (SEC), which is available at the SEC’s website at www.sec.gov. The transaction, which is subject to approval by the Lynx stockholders and acceptance by the Solexa shareholders, is expected to close in the first quarter of 2005.

Collaborations and Agreements

In the third quarter, Lynx added the National Cancer Institute (NCI) as a genome structure, epigenomics and genome re-sequencing customer. Lynx will assist the NCI in identifying chromosome breakpoints in human cancer tumors.

Additionally, since the beginning of 2004, Lynx has added or extended gene expression service contracts with the following customers:

•	American Type Culture Collection (ATCC): to study gene expression in certified human embryonic stem cells.

•	Howard Hughes Medical Institute: to characterize the drosophila transcriptome, surveying tissues and developmental stages of the laboratory fruit fly.

•	National Institute of Environmental and Health Sciences: to analyze liver and blood samples from rats treated with various doses of acetaminophen to study the drug’s toxic effects and to identify new markers for toxicity.

•	National Institute of Mental Health: to study gene expression in the brain associated with schizophrenia.

•	Ludwig Institute for Cancer Research: extension of a 2002 agreement on the characterization of gene expression in cancer.

•	National Institutes of Health: to build a reference transcriptome database to assist the biomedical research community’s efforts in determining the function of genes associated with disease.

•	National Institute on Aging: to study the molecular and cellular events in stem cell proliferation and differentiation.

•	National Cancer Institute: to deploy MPSS for the study of genomic changes in cancer.

Conference Call

Lynx has scheduled an investor conference call to discuss this announcement beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time today. Individuals interested in listening to the conference call may do so by dialing (877) 815-7177 for domestic callers, or (706) 679-0753 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering pass code 2150824.

The live conference call will also be available via the Internet on the investor resources section at www.lynxgen.com, and a recording of the call will be available on the Company’s Web site for 14 days following the completion of the call.

About Lynx

Lynx Therapeutics is a leader in the development and application of novel genomics analysis solutions. Lynx’s MPSS™ instruments analyze millions of DNA molecules in parallel, enabling genome structure characterization at an unprecedented level of resolution. As applied to gene expression analysis, MPSS™ provides comprehensive and quantitative digital information important to modern systems biology research in the pharmaceutical, biotechnology and agricultural industries. For more information, visit Lynx’s Web site at www.lynxgen.com.

Where to Find Additional Information about the Transaction

Lynx filed a Registration Statement on Form S-4 (File No. 333-120101) with the SEC on October 29, 2004 in connection with the proposed transaction with Solexa, and Lynx expects to mail a Proxy Statement / Prospectus to stockholders of Lynx and shareholders of Solexa containing information about the transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT / PROSPECTUS, AS THEY MAY BE AMENDED FROM TIME TO TIME, CAREFULLY. THE REGISTRATION STATEMENT AND THE PROXY STATEMENT / PROSPECTUS CONTAIN IMPORTANT INFORMATION ABOUT LYNX, SOLEXA, THE TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of these documents through the Web site maintained by the SEC at http://www.sec.gov. Free copies of the Proxy Statement / Prospectus and these other documents may also be obtained from Lynx by directing a request through the Investor Resources section of Lynx’s site at www.lynxgen.com or by mail to Lynx Therapeutics, Inc., 25861 Industrial Blvd., Hayward, CA 94545, attention: Investor Relations, telephone: 510-670-9300.

In addition to the Registration Statement and the Proxy Statement / Prospectus, Lynx files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Lynx at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Lynx’s filings with the SEC are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

Interests of Certain Persons in the Transaction

Lynx will be soliciting proxies from Lynx’s stockholders in favor of the issuance of shares of Lynx’s common stock in the transaction. The directors and executive officers of Lynx and the directors and executive officers of Solexa may be deemed to be participants in Lynx’s solicitation of proxies. Certain executive officers and directors of Lynx and certain executive officers and directors of Solexa have interests in the transaction that may differ from the interests of the Lynx stockholders and the Solexa shareholders generally. These interests are be described in the Proxy Statement / Prospectus, as it may be amended from time to time.

This press release contains “forward-looking” statements, including statements related to the success of the proposed combination with Solexa, our ability to obtain additional capital, the identification of differentially expressed genes, the potential success of collaboration arrangements, the addition of new collaborations and agreements and Lynx’s performance of its genomics discovery services for current and future customers and collaborators. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “predicts,” “expects,” “envisions,” “hopes,” “estimates,” “intends,” “will,” “continue,” “may,” “potential,” “should,” “confident,” “could” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Lynx to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in Lynx’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2003, as amended, and its Quarterly Report on Form 10-Q for the period ended September 30, 2004. Lynx does not undertake any obligation to update forward-looking statements.

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenues:
Technology access and service fees and other	$1,551	$8,272	$4,635	$16,121

Total revenues	1,551	8,272	4,635	16,121
Operating costs and expenses:
Service fees and other	1,215	1,518	3,885	3,619
Research and development	2,333	2,988	7,397	9,749
General and administrative	2,300	1,325	5,387	5,003
Special charge for workforce reduction	—	—	118	292

Total operating costs and expenses	5,848	5,831	16,787	18,663

Income (Loss) from operations	(4,297)	2,441	(12,152)	(2,542)
Equity in net loss of related party	—	17	—	(1,699)
Other income (expense), net	29	(445)	52	(573)
Income tax provision (benefit)	—	200	1	202

Net income (loss)	$(4,268)	$1,813	$(12,101)	$(5,016)

Basic net income (loss) per share	$(0.57)	$0.39	$(1.70)	$(1.07)

Diluted net income (loss) per share	$(0.57)	$0.38	$(1.70)	$(1.07)
Shares used in basic per share computation	7,528	4,703	7,125	4,670

Shares used in diluted per share computation	7,528	4,815	7,125	4,670

Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2004	2003(a)
	(unaudited)
Assets	$1,698	$5,609
Cash and cash equivalents, short-term investments
Accounts receivable	733	402
Other current assets	1,291	1,626

Total current assets	3,722	7,637
Property and equipment, net	8,393	10,987
Other assets	2,583	172

Total assets	$14,698	$18,796

Liabilities and Stockholders’ Equity
Current liabilities	$2,252	$2,826
Deferred revenue — current	759	759

Total current liabilities	3,011	3,585
Deferred revenue — noncurrent	4,437	4,213
Noncurrent liabilities	2,907	932
Stockholders’ equity	4,343	10,066

Total liabilities and stockholders’ equity	$14,698	$18,796

(a)	The balance sheet amounts as of December 31, 2003 have been derived from audited financial statements at that date but do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

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